Exhibit 99.1

Sparton Corporation

Fiscal 2014 Second Quarter Financial Results

February 4, 2014

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Corporate Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2014 second quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

For details related to the disclosure of non-GAAP financial measures, please reference slide 2 in our accompanying presentation.

{Slide 3 – Today’s Agenda}

Today, Cary Wood, our President and CEO, and Mark Schlei, our CFO, will report our fiscal year 2014 second quarter and YTD results as well as providing an update on the status of our liquidity and capital resources, a brief overview of the Beckwood Services acquisition, and an outlook update to the remainder of fiscal 2014. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be fielded at a time with the call ending at approximately 11:00am CT.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2014 second quarter conference call.

Sparton Corporation	FY14 2nd Quarter Financial Results Conference Call Script 2-3-14	Page 2

{Slide 4 – 2nd Quarter Highlights}

Our second quarter results continued to be strong on a year–over-year basis. A few highlights from the quarter are:

•	Revenue growth of 26% to $85 million as compared to the same quarter of the prior year.

•	Organic growth, net of acquisitions, increased 5% from the same quarter of the prior year.

•	Adjusted EBITDA increased 28% in the quarter and 51% YTD as compared to the prior year periods.

•	17 new business programs were awarded during the second quarter of fiscal 2014 with potential annualized sales of $7.4 million.

•	And, we completed the acquisition of Beckwood Services, Inc in December, providing our first facility presence in the Northeast as well as expanding capabilities.

{Slide 5 – Consolidated Financial Results}

I would now like to review our first half consolidated performance.

Fiscal 2014 first half adjusted operating income was $8.9 million and adjusted net income was $6.0 million or $0.59 per share basic and diluted, versus adjusted operating income of $6.9 million and adjusted net income of $4.6 million or $0.45 per share diluted, for the first half of fiscal 2013.

Our consolidated revenue, with acquisitions included, was $159 million, increasing 34% or $41 million from the same period in the prior year. Without the influence of Onyx, Creonix, Aydin, and Beckwood acquisitions, legacy revenue was $122 million, up $10 million or 9% from the prior year.

Sparton Corporation	FY14 2nd Quarter Financial Results Conference Call Script 2-3-14	Page 3

Our gross profit in the first half of fiscal 2014 was $27 million or 17.1% compared to $20.1 million or 17.0% in the first half of fiscal 2013.

Selling and administrative expenses increased to $16.3 million in the fiscal 2014 first half as compared to $12.8 million in the prior year first half, but as a percentage of sales reduced to 10.3% as compared to 10.9% in the prior year first half. The dollar increase relates to the addition of SG&A related to the four acquisitions.

{Slide 6 – Adjusted EBITDA}

The adjusted EBITDA for second quarter of fiscal 2014 increased 28% to $7.4 million or 8.8% of sales as compared to $5.8 million or 8.7% of sales in the same quarter of the prior year. Year-to-date adjusted EBITDA increased 51% to $12.9 million or 8.1% of sales as compared to $8.5 million or 7.2% of sales. The YTD increase reflects organic growth from all three segments as well as the impact of the completed acquisitions.

I would now like to turn over the next portion of today’s call to Mark so that he can update you on our individual segment results and our liquidity and capital resources.

MARK SCHLEI (CFO) SPEAKS

Thanks Cary.

Sparton Corporation	FY14 2nd Quarter Financial Results Conference Call Script 2-3-14	Page 4

{Slide 7 – Operating Results}

Included in the results for the Company’s Medical segment for the three months ended December 31, 2013 are net sales of approximately $13.1 million resulting from the acquisition of Onyx compared to $6.1 million in net sales from the acquisition of Onyx in the prior year quarter. Excluding the $7.0 million in incremental sales from the acquisition of Onyx, legacy Medical sales increased approximately $2.5 million, or 9%, in the three months ended December 31, 2013 as compared with the prior year quarter. Reflected within this increase in legacy sales is $4.4 million of increased sales to three customers, including this business unit’s largest customer, reflecting relative demand for these customers’ products. Offsetting these increases were decreased sales to one customer totaling $1.6 million, reflecting a non-Sparton supplier issue.

The gross profit percentage on Medical sales increased to 15.4% from 12.5% for the three months ended December 31, 2013 and 2012, respectively. This increase in margin percentage on Medical sales primarily reflects certain favorable product mix between the two periods, partially offset by the impact of increased depreciation at the Onyx facility.

Included in the results for the Company’s Complex Systems segment for the three months ended December 31, 2013 are net sales of approximately $3.1 million resulting from the acquisitions of Creonix and Beckwood. Excluding these sales and a decrease in intercompany sales of $0.1 million, CS sales to legacy external customers for the three months ended December 31, 2013 increased $1.3 million, or 13%, as compared with the same quarter last year, primarily reflecting $2.4 million of increased sales to three customers, reflecting relative increased demand for each of these customers’ products. Partially offsetting these increases was decreased sales of $0.9 million to one customer reflecting this customer’s disengagement during fiscal 2014.

Sparton Corporation	FY14 2nd Quarter Financial Results Conference Call Script 2-3-14	Page 5

The gross profit percentage on CS sales increased to 10.6% for the three months ended December 31, 2013 compared to 10.2% for the three months ended December 31, 2012, primarily reflecting increased capacity utilization, partially offset by unfavorable product mix between the two periods.

Included in the results for the Company’s Defense and Security Systems segment for the three months ended December 31, 2013 are net sales of approximately $4.0 million resulting from the acquisition of Aydin. Excluding the fiscal year 2014 incremental sales from the acquisition of Aydin, DSS legacy sales decreased approximately $0.6 million, or 3%, in the three months ended December 31, 2013 as compared with the same quarter last year, reflecting decreased sonobuoy sales to foreign governments, offset by increased U.S. Navy sonobuoy sales.

The gross profit percentage on DSS sales decreased to 23.8% for the three months ended December 31, 2013 compared to 27.9% for the three months ended December 31, 2012. Gross profit percentage was negatively affected in the current year quarter by decreased foreign sonobuoy sales as compared to the prior year quarter.

{Slide 8 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. As of December 31, 2013, the Company had $25.0 million borrowed and $40 million available under its credit facility and had available cash and cash equivalents of $1.0 million. As of this

Sparton Corporation	FY14 2nd Quarter Financial Results Conference Call Script 2-3-14	Page 6

date, the Company had received performance based payments under U.S. Navy contracts in excess of the funding of production to date under those contracts of $19.1 million. The Company’s debt-to-equity ratio was 0.26 to 1 and adjusted debt-to-EBITDA leverage was 1.0x at December 31, 2013.

Summarizing our cash flows, operating activities provided $12.5 million and used $8.9 million of net cash flows in six months ended December 31, 2013 and 2012, respectively. Excluding changes in working capital, operating activities provided $10.2 million and $9.8 million in the first six months of fiscal 2014 and 2013, respectively, reflecting the Company’s relative operating performance during those periods. Working capital provided $2.3 million and used $18.7 million of net cash flows in the six months ended December 31, 2013 and 2012, respectively.

Cash flows used in investing activities in the six months ended December 31, 2013 and 2012 totaled $31.5 million and $45.4 million, respectively. The six months ended December 31, 2013 reflect the $15.0 million acquisition of Aydin and the $15.3 million acquisition of Beckwood. Both acquisitions are subject to certain post-closing adjustments. The Aydin acquisition was funded through borrowings under the Company’s Credit Facility. The Beckwood acquisition was funded through a combination of cash on hand and borrowings under the Company’s Credit Facility. The six months ended December 31, 2012 reflect the $43.5 million acquisition of Onyx.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mark.

Sparton Corporation	FY14 2nd Quarter Financial Results Conference Call Script 2-3-14	Page 7

{Slide 9 –Acquisition Update}

On December 11, 2013, the Company completed the acquisition of Beckwood Services, Inc., located in Plaistow, New Hampshire, one hour north of Boston. The acquired business, which will be part of the Company’s Complex Systems segment, is expected to add approximately $18 million in annualized revenue. Beckwood develops electronic or electro-mechanical controls and electronic assemblies and their customer profile includes international Fortune 1000 manufacturers of industrial control systems, analytical instruments, measuring and detecting equipment, and military, defense and Homeland Security equipment.

This addition continues to meet aspects of our growth strategy by providing Sparton’s entrance into the Northeast geographic market as well as adding industrial control capabilities that further enhance our offerings within the electromechanical value stream.

Integration activities will be minimal and we expect it to be accretive to earnings within the first 12 months.

{Slide 10 – Fiscal 2014 Outlook}

As in the past, we will be presenting at various conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring in the upcoming months are:

•	Cowen’s 35th Annual Aerospace & Defense Conference in NYC on February 6th,

Sparton Corporation	FY14 2nd Quarter Financial Results Conference Call Script 2-3-14	Page 8

•	Various road shows in the Boston, Connecticut, and Minneapolis markets, and

•	Presenting at the Barrington Research Conference in Chicago on May 15th.

In conclusion, as Sparton continues to implement its strategic growth plan, we expect to continue to achieve our growth expectations by focusing on new business development, internal product research and development, and compatible acquisitions. To that end, the results of the first half of the year have demonstrated the success we’ve had at executing the plan and we look forward at carrying this momentum through fiscal 2014 and beyond.

Lastly, we are pleased to have acquired Beckwood Services and welcome the entire team to the Sparton family.

Thank you for your continued support.

{Slide 13 – Q&A}

MIKE OSBORNE SPEAKS

Thank you, Cary and Mark. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

Sparton Corporation	FY14 2nd Quarter Financial Results Conference Call Script 2-3-14	Page 9